Exhibit 10.2

Agreement concerning reimbursement of certain expenses
Richard C.E. Durrant

May 3rd 2004

To Whom It May Concern:

SUBJECT: RICHARD C.E. DURRANT RELOCATION COVERAGES

- Amendments to agreement 14-10-03

To provide detailed information regarding the coverage of relocation expenses and on-going compensation for Richard C.E. Durrant. The following have been discussed and agreed upon:

1.     The following applies for Employees Owning their Own Home:

        Settlement Costs – Old Home
        Reimbursable settlement expenses include real estate commission, attorney fees for settlement and         preparation of deed, transfer taxes, termite inspection and lender’s inspection fee.

        Settlement Costs – New Home
        Reimbursement settlement expenses include loan origination fee, attorney fees, loan application
        fee, title insurance and other title charges, recording fees, transfer taxes, notary fees and document         preparation fees.

        Overlapping Expenses
        If the employee’s house is unsold and vacant after relocation, the employee will be reimbursed for         monthly carrying charges, taxes, insurance, utilities and general maintenance for a period of up to six months. Such reimbursement is not to exceed $2,500.00 per month.

2.     The following applies for Employees in an International Relocation:

         White Goods
        The Company will reimburse the expenses for household and white goods, etc.

        Travel
        The Company will cover four (4) family travel trips back to the UK each year.

3.         In the event of separation from the Company, other than for cause, during the first 2 year(s) after relocation, (October 31st 2003), the Company will reimburse relocation costs for return back to the UK on the same basis as the original relocation to the US. If transferred to work back to a Stratos International company in the UK standard relocation costs would be borne.

4.        Seventy-five percent of your salary will be paid for work out of the Corporate Offices in the United States. Twenty-five percent of your salary will be paid for work out of the UK facility for the UK company. The salary and expenses will be paid out of the UK offices in Sterling until it is mutually agreed to pay part out of the US. The employees UK N1 and the company pension contributions will continue to be paid out of the UK company to maintain pension rights, etc.

5.        The employments at Stratos in the US will continue to be treated as a secondment to R Durrants UK contract of employment.

6.        Your car allowance will be equitably adjusted to U.S. dollars and cover similar expenses as it currently does in the UK. (Gross $1300 per month paid directly into a US Bank account).

7.        The Company will sponsor and cover legal costs with regards to the INS-Resident Alien Application process for Green Card status and maintenance of current visa status.

8.         Health insurance will be effective October 31, 2003 for employee and covered dependents. This will include Exec-U-Care benefits for employee and dependents.

9.        The company will continue to provide for E&Y or other professional Non Immigrant dual taxation filing services and reasonable advice for the period of relocation.

I believe that this letter covers all outstanding issues. Please contact me if you have any questions.

/s/ Sherry L. Ryan Corporate Human Resources Manager	/s/J W McGinley CEO